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WILSHIRE REPORTS                                          FOR IMMEDIATE RELEASE
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         SUBSTANTIAL INCREASE IN                              AMEX: WOC
         -----------------------                              ---------
         NET INCOME
         ----------

         CONFIRMS PLANS TO EXPLORE
         -------------------------
         VARIOUS TRANSACTION
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         ALTERNATIVES
         ------------


Jersey City, New Jersey, May 14, 2003 - Wilshire Oil Company of Texas (Wilshire) reported its results for the first quarter of 2003 and updated its announcement of May 6, 2003 regarding its plans to pursue the sale of its oil and gas division.

Net income for the first quarter ended March 31, 2003 was $1,122,000 or $.14 per share compared to $450,000 or $.06 per share for the same period in 2002. Included in net income for the current period was $1,000,000 of tax free insurance proceeds offset by $468,000 of net of tax costs and expenses resulting from the successful refinancing of the Company's real estate portfolio. Without these one-time income and expense items, net income would have increased by 31% over the same period last year.

Revenues for the first quarter increased to $6,150,000 from $5,017,000 for the same quarter last year. This resulted from increases in both production and prices received from the Company's oil and gas business between the respective periods.

Income from operations increased to $1,072,000 in 2003 from $1,006,000 in 2002 after absorbing the expensing of $241,000 for the unamortized mortgage costs resulting from the successful refinancing that was completed on March 1, 2003. Without this one time charge, income from operations for this period in 2003 increased by over 30% over that for last year.

"We are very pleased that we were able to deliver these results for this quarter and are extremely excited about the positive impact our recently completed refinancing will have on future operations" said S. Wilzig Izak. "As of March 1, 2003 Wilshire completed the refinancing or modification of most of its long-term debt, which should result in annual interest expense savings of over $600,000 per year during the term of the new obligations."

 Ms. Izak then went on to say "this is a very exciting time for us and our shareholders as we pursue the sale of our oil and gas business that we announced earlier this month. As we have said on several occasions, we are not exploring any one path at the exclusion of others. Our focus remains on maximizing shareholder value whether by selling one or more portions of our Company to acquirers willing to pay fair value or remaining independent."


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Wilshire is being advised by Deloitte & Touche Corporate Finance, LLC.


For stockholder inquiries: please contact Philip Kupperman at 201-420-2796

For transaction inquiries: please contact Daniel Pryor of Deloitte & Touche Corporate Finance LLC at 212-436-6545.